DBA SYSTEMS, INC.
EXHIBIT INDEX

                                                          Page No.
Exhibit 11 - Computation of earnings per share               10







EXHIBIT 11


DBA SYSTEMS, INC.
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share information)
(Unaudited)

                                             Three Months Ended       Nine Months Ended
                                                   March 31                March 31
                                            1996            1995      1996           1995
Net Income (A)                            $  272          $  530     $  746         $1,192

Weighted Average Shares Outstanding        4,459           4,405      4,442          4,374
Incremental Shares - Stock Options            29             119          4             72
Subtotal (B)                               4,488           4,524      4,486          4,446
Incremental Shares - Stock Options            -               -          -               4
Total (C)                                  4,488           4,524      4,486          4,450



Net Earnings per Common and
  Common Equivalent Share (A/B)           $  .06          $  .12     $  .17          $ .27


Net Earnings per common share, Assuming
  Full Dilution (Cannot be
  Antidilutive) (A/C)                     $  .06          $  .12     $  .17          $ .27

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